UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

REDWOOD MORTGAGE INVESTORS VIII, L.P.,

a California Limited Partnership

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Beginning on July 26, 2023, Redwood Mortgage Investors VIII, L.P. (“RMI VIII”) sent the following letter to the limited partners of RMI VIII:

177 Bovet Road Suite 520 San Mateo, CA 94402 (650) 365-5341 www.redwoodmortgageinvestors.com

July 25, 2023

Your Vote is Important

To Limited Partners of Redwood Mortgage Investors VIII, L.P. (“RMI VIII”):

We need your vote in favor of the proposed dissolution of RMI VIII (the “Dissolution”) and the plan for the Dissolution (the “Plan of Dissolution”).

The General Partners of RMI VIII believe that the proposed Dissolution and Plan of Dissolution are in the best interests of RMI VIII and its limited partners.

While votes are coming in steadily and approximately 95% of limited partners who have voted as of July 24, 2023 have given us their support, we are still short of the majority vote required for the approval of the proposed Dissolution and Plan of Dissolution, which is why every vote counts and why your vote is so important.

On June 6, 2023, a consent solicitation statement relating to the proposed Dissolution and the Plan of Dissolution, and RMI VIII’s Annual Report Form 10-K for the fiscal year ended December 31, 2022 were mailed to limited partners. On July 12, 2023, a reminder letter was sent to those who had not voted, including their unique control number, return envelope and instructions on the three simple ways to vote. If either of these were not received, you may easily obtain your unique control number or a completely new packet by contacting the tabulator, Morrow Sodali LLC, at:

•	(800) 662-5200 or

•	rmi.info@investor.morrowsodali.com

To do so, you will need to supply the name of the account, your name and address of record.

Once you have your control number, voting is simple and quick. Please take a minute to vote by one of the following voting procedures:

1.

INTERNET — To place a vote by Internet, please go to http://www.proxyvoting.com/RMI and follow the link to the consent voting website. You will need your unique control number printed on the consent card you should have previously received. Have your consent card available when you access the web page.

2.

TELEPHONE — To place a vote by phone, please call (888) 215-6726. At the prompt, please enter the unique control number printed to the right on the consent card you should have previously received. Follow the prompts to place your vote. Have your consent card available when you call.

3.	MAIL — Date, sign and mail your consent card in the envelope provided as soon as possible.

In addition, please take note that the limited partnership agreement was recently amended to replace references in the agreement to statutes which were superseded by the current California Uniform Limited Partnership Act and to correct a typographical error to clarify that upon Dissolution, the partnership will not immediately terminate but will continue until its affairs have been wound up.

Also, the general partners of RMI VIII have extended the deadline for voting on the proposed Dissolution and Plan of Dissolution to 5:00 p.m. Eastern Time on September 30, 2023. Nevertheless, we need your vote today in favor of the proposed Dissolution and Plan of Dissolution.

If a voting card was not included in this envelope, then we have already received your vote and appreciate your quick response. If you believe you have not voted, please call Morrow Sodali LLC and they will be able to assist you further.

If you have any questions regarding the above matters, please contact me (Tom Burwell) or my associates at 650-645-9723 or rmi8consentsolicitation@redwoodmortgage.com.

Thanks in advance for your attention to this important matter.

Sincerely,

Thomas Burwell
Marketing and Sales Director

**********

Additional Information and Where to Find It

RMI VIII has filed with the Securities and Exchange Commission (“SEC”) a definitive consent solicitation statement on Schedule 14A, containing a consent card, with respect to its solicitation of votes for the proposed dissolution and Plan of Dissolution of RMI VIII. INVESTORS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY RMI VIII AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONSENT SOLICITATION. Investors may obtain copies of these documents and other documents filed with the SEC by RMI VIII free of charge through the website maintained by the SEC at www.sec.gov. Copies of the consent solicitation statement and other documents filed by RMI VIII are also available free of charge at Redwood Mortgage Corp.’s website at http://redwoodmortgageinvestors.com under the Closed Offerings tab.

Participants

The general partners of RMI VIII, namely Michael R. Burwell and Redwood Mortgage Corp. and its directors, officers and employees, may be participants in the solicitation of votes with respect to the consent solicitation by RMI VIII. Information about the general partners’ direct or indirect interests, by security holdings or otherwise, is available in RMI VIII’s consent solicitation statement and any amendments or supplements thereto which is available free of charge at the SEC’s website at http://www.sec.gov.